                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             PANAMSAT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    [LOGO]
                                   PanAmSat

                                                                 April 28, 2000

To our Stockholders:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of PanAmSat Corporation, to be held at 9:00 a.m., local time, on Thursday, June 1, 2000, at The St. Regis Hotel, located at 2 East 55th Street, New York, New York. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

  To have your vote recorded, you should sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

  On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on June 1.

                                          Very truly yours,

                                          /s/ R. Douglas Kahn
                                          R. Douglas Kahn
                                          President and Chief Executive
                                          Officer

                        -------------------------------

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830

                        -------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held June 1, 2000

                        -------------------------------

To the Stockholders of
PanAmSat Corporation:

  Notice is hereby given that the annual meeting of stockholders of PanAmSat Corporation (the "Company") will be held at The St. Regis Hotel, located at 2 East 55th Street, New York, New York, at 9:00 a.m., local time, on Thursday, June 1, 2000, for the following purposes:

  1. Election of Directors. To elect a total of 9 persons to the Board of Directors to serve as Directors until the next annual meeting of stockholders and until their successors are elected and have qualified.

  2. Ratification of Selection of Independent Public Accountants. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

  3. Approval of the Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan. To approve and adopt the Amended and Restated PanAmSat Corporation Long-Term Incentive Plan.

  4. Approval of the 2000 Annual Incentive Plan. To approve and adopt the PanAmSat Corporation 2000 Annual Incentive Plan.

  5. Other Business. To consider and act upon such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on April 3, 2000 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          By Order of the Board of Directors


                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

Dated: April 28, 2000

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830
                                (203) 622-6664

                               ----------------

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                                 June 1, 2000

                               ----------------

                                    GENERAL

  This proxy statement is furnished to stockholders of PanAmSat Corporation, a Delaware corporation (the "Company" or "PanAmSat"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on Thursday, June 1, 2000 at The St. Regis Hotel and any adjournments thereof (the "Annual Meeting" or the "Meeting").

  Common stockholders of record as of the close of business on April 3, 2000 (the "Record Date") will be entitled to vote at the Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 149,451,675 shares of Common Stock, par value $0.01 per share (the "Common Stock"), each entitled to one vote on all matters to be voted on at the Meeting. This proxy statement, the accompanying proxy card and the Company's annual report to stockholders for the fiscal year ended December 31, 1999 are intended to be mailed on or about May 1, 2000 to each stockholder entitled to vote at the Meeting.

                   INFORMATION CONCERNING VOTING OF PROXIES

Voting and Record Date

  If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated as a director; FOR the ratification of the Board's selection of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for the fiscal year ending December 31, 2000; FOR the approval and adoption of the Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan (the "Long-Term Incentive Plan"); and FOR the approval and adoption of the PanAmSat Corporation 2000 Annual Incentive Plan.

  Assuming a quorum is present, the affirmative vote by the holders of shares of Common Stock having a plurality of the votes cast at the Meeting will be required to elect the directors of the Company. In addition, the affirmative vote of the holders of shares of Common Stock having at least a majority of the votes present in person or represented by proxy and entitled to vote at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche as the Company's independent accountants. Abstentions from votes in respect of proposals other than the election of directors will have the same effect as votes against such proposals. Votes withheld from a nominee for director will have no effect in the case of the election of directors. With respect to proposals for which brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), such broker non-votes will have no effect on such proposals. Abstentions and broker non-votes will, however, be counted in the determination of a quorum.

Revocation of Proxies

  A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

Proposal 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of nine directors. Pursuant to a stockholders agreement among Hughes Communications, Inc. ("HCI") and the former holders of the Class A Common Stock of PanAmSat International Systems, Inc. ("PanAmSat International") (the "Class A Holders"), for so long as the Class A Holders own at least 4% of the shares of the Company, they are entitled to designate one director to the Board of Directors. HCI is entitled to designate the members of the Board of Directors not so designated. Nine directors will be nominated for election at the Annual Meeting and a tenth member will be selected by the Board of Directors as soon as practicable following the Annual Meeting. Of the current directors and nominees listed below, Ms. Austin and Messrs. Hightower, Hoak, Stephen R. Kahn, R. Douglas Kahn, Shaw, Smith and Wright are the HCI designees. Mr. Costello is the Class A Holders designee.

  Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Nine of the following nominees are current directors of the Company whose terms end at the Annual Meeting. Certain information concerning the nominees for director is set forth below.

  The Board of Directors recommends a vote FOR the following nominees to the Board of Directors:

                            Directors and Nominees

  All of the current members of the Board of Directors were elected in the May 1999 PanAmSat Annual Meeting of stockholders except for Jack A. Shaw who was unanimously appointed by the Board of Directors effective January 2000. The following table sets forth information as to each nominee for the Board of
Directors:

      Name                                                                   Age
      ----                                                                   ---
      Michael T. Smith, Chairman of the Board...............................  56
      Roxanne S. Austin.....................................................  39
      Patrick J. Costello...................................................  43
      Dennis F. Hightower...................................................  58
      James M. Hoak.........................................................  56
      R. Douglas Kahn.......................................................  47
      Stephen R. Kahn.......................................................  46
      Jack A. Shaw..........................................................  61
      Joseph R. Wright, Jr..................................................  61

  Michael T. Smith is Chairman of the Board of the Company. In addition, he is Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation (a satellite communications company and a parent corporation and affiliate of the Company ("Hughes Electronics")), which positions he has held since October 1997. Mr. Smith was Chairman of Hughes Aircraft Company ("HAC") from 1992 to October 1997. He is also a member of the board of directors of Alliant Techsystems Inc. and American Mobile Satellite Corporation. Mr. Smith is a former Chairman of the Aerospace Industries Association, an industry trade organization, and is a trustee of the Keck Graduate Institute of Applied Life Sciences. He has been a director of PanAmSat since September 1997.

  Roxanne S. Austin is presently a director of the Company. In addition, she is Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics, and a member of that company's executive committee and management committee. Ms. Austin was Vice President, Treasurer, Chief Accounting Officer and Controller of Hughes Electronics from December 1996 to July 1997 and was Vice President, Treasurer and Controller of Hughes Electronics from July 1996 to December 1996. Ms. Austin was also Vice President and Controller of Hughes Electronics from July 1993 to July 1996 and was a partner at Deloitte & Touche prior thereto. She is a director of Galaxy Latin America, which is 70% owned by Hughes Electronics. Ms. Austin also serves on the board of trustees of the California Science Center and has served as chair of its program committee. She has been a director of the Company since May 1998.

 Patrick J. Costello is presently a director of the Company. In addition, he is the Chief Financial Officer of Northway Management Company, LLC (a private investment company), which position he has held since May 1997. Mr. Costello was the Chief Financial Officer of PanAmSat International from May 1992 to May 1997 and was elected a director of PanAmSat International in October 1996. Mr. Costello continued as a consultant to PanAmSat Corporation and assisted from May 1997 to November 1997 in the transition related to the Company's combination with the Galaxy Satellite Services division of Hughes Electronics. Mr. Costello has been a director of the Company since May 1997.

  Dennis F. Hightower is presently a director of the Company. In addition, he is a Professor of Management at the Harvard University Graduate School of Business Administration, which position he has held since July 1996. He was a senior executive with The Walt Disney Company, a diversified worldwide entertainment company, from June 1987 to June 1996. He was named President of Walt Disney Television & Telecommunications in March 1995, which position he held until 1996. Mr. Hightower was President of Disney Consumer Products, Europe, Middle East and Africa, a publishing, character merchandise and children's music company, from June 1987 to February 1995. He is a member of the board of directors of The Gillette Company, Northwest Airlines Corporation, Phillips-Van Heusen Corporation, The Corcoran Gallery of Art, The TJX Companies, Inc. and the Howard University Board of Trustees. Mr. Hightower has been a director of PanAmSat since May 1997.

  James M. Hoak is presently a director of the Company. In addition, he is Chairman and a Principal of Hoak Capital Corporation (a private equity investment company), which position he has held since September 1991. Mr. Hoak is a former Chairman of HBW Holdings, Inc. (an investment bank), which position he held from July 1996 to November 1999. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. Mr. Hoak was Chief Executive Officer of Crown Media, Inc., a cable television company, from February 1991 to January 1995. Mr. Hoak is a member of the board of directors of TeleCorp PCS, Inc., Pier 1 Imports, Inc. and Texas Industries, Inc. He has been a director of the Company since May 1997.

  R. Douglas Kahn is presently a director of the Company. In addition, he has been President and Chief Executive Officer of the Company since April 1999. From November 1998 through March 1999, he was the Chief Operating Officer of the Company. Mr. Kahn was Chairman and founder of MatchPoint Systems, Inc., an Internet consulting and technology services company, from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation, a software development tools company, from September 1984 to September 1994. Mr. Kahn is a member of the board of directors of Advanced Visual Systems, Inc., the Information Technology Association of America, Software Division and the Massachusetts Software Council. Mr. Kahn is the brother of Stephen R. Kahn. He has been a director of PanAmSat since April 1999.

  Stephen R. Kahn is presently a director of the Company. In addition he is a Managing Director of Advent International Corporation (a global private equity firm), which position he has held since 1993. Prior to that, he was a Vice President/Director at Advent International. At Advent, Mr. Kahn is the senior partner responsible for the Corporate and Financial Services group and manages the relationship with Gemini Capital Fund Management LTD, Advent's Israeli affiliate. The group manages both dedicated and pooled venture capital funds for corporations and institutions. In addition, the group provides merger, acquisition, joint venture and other advisory services in corporate finance. Mr. Kahn is a member of the board of directors of CompuScan Marketing, Inc., Cycloid Co. and Gemini Capital Management Co. Mr. Kahn is the brother of R. Douglas Kahn. He has been a director of PanAmSat since October 1998.

  Jack A. Shaw is presently a director of the Company. In addition, he is Corporate Senior Executive Vice President of Hughes Electronics, and a member of that company's executive committee and management committee. Prior to this position, Mr. Shaw was Chairman and Chief Executive of Hughes Network Systems, Inc. from 1987 until January 2000. Prior to joining Hughes Electronics, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is a director of XM Satellite Radio and American Mobile Satellite Corporation. Mr. Shaw is a senior member of the IEEE and is on the board of directors of the Montgomery College Foundation and the Suburban Maryland/Montgomery County High Technology Council. Mr. Shaw is also a member of the Montgomery/Prince George's County CEO Roundtable and a member of the Visiting Committee to the Dean of Engineering, Purdue University.

  Joseph R. Wright, Jr. is presently a director of the Company. In addition, he is the Chairman and a director of GRC International, Inc. (a research and technical support provider to government and private entities), which positions he has held since 1997. In addition, Mr. Wright has served as the Chairman and a director of AmTec, Inc., a U.S. public telecommunications service company since 1995. He also serves as Vice Chairman of The Jefferson Group, Inc. (a consulting and public relations firm), which position he has held since 1996. Mr. Wright also serves as Co-Chairman and a director of Baker & Taylor Holdings, Inc. (an international book and video distribution company), which positions he has held since 1995. Mr. Wright was Vice Chairman, Executive Vice President and a director of W.R. Grace & Company, a packaging and specialty chemicals company, from 1989 to 1994. Mr. Wright was the Director of the Federal Office of Management and Budget ("OMB") during the Reagan Administration from 1988 to 1989 and Deputy Director of the OMB from 1982 to 1988.

                        FURTHER INFORMATION CONCERNING
                     THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: The Independent Directors Committee, the Audit Committee, the Compensation and Nominating Committee and the Finance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Committees of the Board--Board Meetings

  The Board of Directors of the Company held nine meetings in 1999. Mr. Hightower attended less than 75% of the aggregate number of Board and Audit committee meetings.

  Independent Directors Committee. The Independent Directors Committee is composed of Messrs. Costello, Hightower, Hoak, Stephen R. Kahn and Wright, none of whom is an existing or retired employee of the Company or any of its "affiliates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Its functions are to (a) review and evaluate any tender offers by Hughes Electronics or its subsidiaries to acquire in excess of 81% in the aggregate of outstanding equity interests of the Company until May 16, 2002, (b) review and make recommendations with respect to any material transaction between Hughes Electronics or its subsidiaries and the Company and (c) review an annual report from the President of the Company that describes all transactions and agreements entered into between the Company and Hughes Electronics or its subsidiaries during the preceding year and details all other relationships between the companies, and to determine whether such arrangements were commercially reasonable. The Independent Directors Committee met one time in 1999.

  Audit Committee. The Audit Committee is composed of Mr. Hightower (Chairman), Ms. Austin and Mr. Hoak, none of whom is an officer or employee of the Company. It has the powers and responsibilities designated to it by the Board from time to time. Its functions are to (a) make recommendations annually concerning the appointment of a firm of independent accountants to audit the Company's financial statements, (b) review the arrangements for and scope of the audit by such independent accountants and (c) consider the adequacy of the Company's internal accounting controls system and review any proposed corrective actions. The Audit Committee met five times in 1999.

  Compensation and Nominating Committee. The Compensation and Nominating Committee (the "Compensation Committee") is composed of Messrs. Smith and Wright. Its functions are to (a) review, recommend and approve compensation levels, bonus amounts, stock option grants and benefit plans, (b) request and review reports from the Company's management on the scope, competence, performance and motivation of management employees, (c) develop, review, recommend and approve bonus, stock option and similar incentive plans or programs and retirement and welfare plans or programs, (d) administer and interpret bonus, stock option and similar incentive plans and (e) develop, review and recommend changes to major benefit programs.

  In July 1999, the Board expanded the duties of the Compensation Committee to include the duties of a nominating committee. These new duties include: (1) recommending to the Board of Directors (a) nominees to fill vacancies in the membership of the Board of Directors as they occur and (b) prior to each annual meeting of stockholders, nominating a slate of nominees for election at the annual meeting. For an individual being considered for election to the Board of Directors for the first time, the Compensation Committee is required to submit its recommendation to the Board of Directors in advance of ascertaining the willingness of the recommended candidate to serve if elected and (2) prepare, not less frequently than every three years, and submit to the Board of Directors for adoption, a list of selection criteria to be used by the Compensation Committee. The Compensation Committee will consider nominees of security holders. See "Submission of Stockholder Proposals and Nominations." The Compensation Committee met seven times in 1999.

  Finance Committee. The Finance Committee is composed of Messrs. Hoak, Stephen R. Kahn, R. Douglas Kahn and Ms. Austin. Its functions are to review and act on any debt financing transactions including loans, commercial paper programs, debt offerings or other transactions involving the creation of indebtedness. The Finance Committee is also directed to advise the Board of Directors on any strategic transactions involving the Company. The Finance Committee met once in 1999.

Director Compensation

  On July 10, 1998, the Company adopted the 1998 Director Fee Program (the "Program"). Pursuant to the Program, each non-employee director of the Board of Directors, upon initial election, is granted non-qualified stock options to purchase 500 shares of Common Stock under the PanAmSat Corporation 1997 Long-Term Incentive Plan. The stock options vest six months from the date of grant, are exercisable at the closing price of the Common Stock on the date of grant and may be exercised within five years of the date of grant. The Company grants each non-employee director 400 shares of restricted Common Stock ("Restricted Stock") under the Long Term Incentive Plan in payment of their annual retainer (the "Annual Retainer"). The Annual Retainer vests quarterly in arrears and is further restricted from sale for three months from the date such Restricted Stock becomes vested. Pursuant to the Program, the Company also grants each non-employee director 40 shares of Restricted Stock on the date of each full meeting of the Board and 25 shares of Restricted Stock on the date of each committee meeting. Such shares of Restricted Stock are restricted from sale for six months from the date of grant.

  The Company reimburses the directors for reasonable travel expenses incurred in connection with their duties as directors of the Company.

  Each non-employee director of the Company is qualified to participate in the PanAmSat Corporation Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan"), which permits directors to defer all or a portion of their annual retainer into future tax periods.

                       EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning R. Douglas Kahn is presented under the caption "Election of Directors," above.

Name                 Age                        Position
----                 ---                        --------
R. Douglas Kahn....   47 President, Chief Executive Officer and Director
Kenneth N. Heintz..   53 Executive Vice President and Chief Financial Officer
James W. Cuminale..   47 Executive Vice President, General Counsel and Secretary
Robert A.
 Bednarek..........   42 Executive Vice President and Chief Technology Officer

  R. Douglas Kahn has been the President and Chief Executive Officer of the Company since April 1999. From November 1998 through March 1999, he was Chief Operating Officer of the Company. Mr. Kahn was Chairman and founder of MatchPoint Systems, Inc., an Internet consulting and technology services company, from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation, a software development tools company, from September 1984 to September 1994. Mr. Kahn is a member of the board of directors of Advanced Visual Systems, Inc., the Information Technology Association of America, Software Division and the Massachusetts Software Council. Mr. Kahn is the brother of Stephen R. Kahn.

  Kenneth N. Heintz has been Executive Vice President and Chief Financial Officer of the Company since May 1997. From May 1997 until April 1998, he also retained his title as a Corporate Vice President of Hughes Electronics, a position he held since September 1994. Mr. Heintz was formerly a partner in the international accounting firm of Deloitte & Touche, where he was employed from 1967 until joining Hughes Electronics in September 1994. While at Deloitte & Touche, Mr. Heintz provided services to Hughes Electronics at various times during the period from 1974 to 1994.

  James W. Cuminale has been Executive Vice President, General Counsel and Secretary of the Company since April 1999. From May 1997 to April 1999, Mr. Cuminale was Senior Vice President, General Counsel and Secretary of the Company. Mr. Cuminale has been Senior Vice President and General Counsel of PanAmSat International since January 1996 and was General Counsel of PanAmSat International Systems, Inc. ("PanAmSat International") from March 1995 to December 1995. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

  Robert A. Bednarek has been Executive Vice President and Chief Technology Officer of the Company since April 1999. From May 1997 to April 1999, he was Senior Vice President and Chief Technology Officer of the Company and from January 1996 through May 1997, he was Senior Vice President, Engineering and Operations of PanAmSat International. From 1990 to 1995, Mr. Bednarek was a Vice President of PanAmSat International.

  Executive officers and other officers are elected or appointed by, and serve at the pleasure of, the Board of Directors. The Company has entered into retention agreements with Messrs. Bednarek and Cuminale. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 15, 2000 by (i) each person who or entity that, insofar as the Company has been able to ascertain, beneficially owned as of such date more than 5% of the Company's Common Stock,
(ii) each of the directors of the Company and each nominee for director, (iii) the Company's Chief Executive Officer and the executive officers of the Company listed on page 12 (the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group (13) persons.

                                             Amount and Nature of
                                                  Beneficial
                                                 Ownership of       Percent of
        Name of Beneficial Owner(1)         Shares of Common Stock Common Stock
        ---------------------------         ---------------------- ------------
General Motors Corporation (2).............      120,812,175           80.8%
Mary Anselmo(3)(4)(5)......................       11,418,473            7.6%
Article VII Trust Created Under the Rene
 Anselmo Revocable Trust Dated June 10,
 1994(3)(4)................................       10,718,588            7.2%
Michael T. Smith(6)........................            3,795              *
Roxanne S. Austin(6)(7)....................           11,915              *
Patrick J. Costello(6)(8)..................            3,311              *
Dennis F. Hightower(6).....................            3,247              *
James M. Hoak(6)...........................            3,496              *
Stephen R. Kahn(6).........................            1,579              *
Tig H. Krekel..............................            2,020              *
Jack A. Shaw...............................                0              *
Joseph R. Wright, Jr.(6)...................            3,611              *
R. Douglas Kahn(6)(9)......................           56,032              *
Kenneth N. Heintz(6)(10)...................           41,866              *
James W. Cuminale(6)(11)...................           42,162              *
Robert A. Bednarek(6)(12)..................           56,741              *
Frederick A. Landman(3)(4)(6)(13)(14)......        1,670,485            1.1%
Carl A. Brown(15)..........................                0              *
All executive officers and directors as a
 group (13 persons)........................          229,775              *

--------
  *   Less than 1%
 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 15, 2000. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by April 15, 2000 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
 (2) The address of such entity is 3044 West Grand Boulevard, Detroit, Michigan 48202-3091. All of such shares are owned of record by HCI, a wholly-owned subsidiary of Hughes Electronics, which entity is a wholly-owned subsidiary of General Motors Corporation ("GM").
 (3) The address of such entity or person is c/o PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830.
 (4) Mary Anselmo, Reverge Anselmo, Frederick A. Landman and Lourdes Saralegui are joint trustees under the Article VII Trust, which was created by Rene Anselmo (the founder and former Chairman of the Board and Chief Executive Officer of PanAmSat International), and succeeded to all of the stock owned by Rene

    Anselmo on the date of his death. A majority of the joint trustees have power to vote all of the Common Stock held by the Article VII Trust, and Mrs. Anselmo, as joint trustee, has the sole power to require or prohibit the sale of such shares. Each joint trustee, in his or her capacity as such, may be deemed to be the beneficial owner of all the shares of Common Stock that are held by the Article VII Trust, but each joint trustee other than Mrs. Anselmo disclaims beneficial ownership of such shares.
 (5) Includes 10,718,588 shares owned by the Article VII Trust for which Mrs. Anselmo is a joint trustee. As joint trustee, Mrs. Anselmo has sole power to require or prohibit the sale of the trust's shares. Mrs. Anselmo is also the principal beneficiary of the trust and claims beneficial ownership of the shares.
 (6) The number of shares shown in the table includes the following shares that certain directors, executive officers and former executive officers of the Company may acquire by exercising options on or prior to April 15, 2000: Michael T. Smith, 500; Roxanne S. Austin, 500; Patrick J. Costello, 500; Dennis F. Hightower, 500; James M. Hoak, 500; Stephen R. Kahn, 500; Tig H. Krekel, 500; Joseph R. Wright, Jr., 500; R. Douglas Kahn, 55,833; Kenneth N. Heintz, 41,667; James W. Cuminale, 30,000; Robert A. Bednarek, 45,209; and Frederick A. Landman, 71,250.
 (7) Includes 10,000 shares owned by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee.
 (8) Does not include (i) 785,788 shares held by the Frederick A. Landman Irrevocable Trust for which Mr. Costello is trustee and (ii) 279,953 shares held by the Raycee Anselmo Trust for which Mr. Costello is a joint trustee, with respect to all of which shares Mr. Costello disclaims beneficial ownership.
 (9) Includes 199 shares credited to Mr. Kahn's accounts under the PanAmSat Retirement Savings Plan (the "401(k) Plan").
(10)  Includes 199 shares credited to Mr. Heintz's accounts under the 401(k)
      Plan.
(11) Includes 462 shares credited to Mr. Cuminale's accounts under the 401(k) Plan.
(12) Includes 332 shares credited to Mr. Bednarek's accounts under the 401(k) Plan.
(13)  Does not include (i) 10,718,588 shares held for the benefit of the
      Article VII Trust for which Mr. Landman is a joint trustee, (ii) 199,961 shares owned by Mr. Landman's former wife, Pier Landman, (iii) 69,988 shares owned by trusts for the benefit of Mr. Landman's children and
      (iv) 785,788 shares owned by the Frederick A. Landman Irrevocable Trust, with respect to all of which shares Mr. Landman disclaims beneficial ownership. Pier Landman is the principal lifetime beneficiary of the Frederick A. Landman Irrevocable Trust, and Mr. Landman's children are the remaindermen. Pier Landman is also the sole trustee of the trusts for the benefit of Mr. Landman's children.
(14)  Includes 263 shares credited to Mr. Landman's accounts under the 401(k)
      Plan.
(15) Mr. Brown served as Executive Vice President of the Company until his resignation in July 1999.

  The following table sets forth certain information regarding the equity securities of GM beneficially owned as of February 15, 2000 by (i) each of the directors of the Company and nominees for director, (ii) the Company's Chief Executive Officer and the Named Executive Officers and (iii) all executive officers and directors of the Company as a group (13 persons).

                                                           Amount and Nature of
                                      Amount and Nature of Beneficial Ownership
                                      Beneficial Ownership   of shares of GM
                                        of shares of GM           Class
Name of Beneficial Owner(1)              Common Stock(1)(2)  H Common Stock(2)
---------------------------           -------------------- --------------------
Michael T. Smith(3).................          7,901               815,290
Roxanne S. Austin(4)................          1,377               178,915
Patrick J. Costello.................            --                    --
Dennis F. Hightower.................            --                    --
James M. Hoak.......................            --                    --
Stephen R. Kahn.....................            --                    --
Tig H. Krekel.......................            --                    --
Jack A. Shaw(5).....................          1,882               340,251
Joseph R. Wright, Jr................            --                    --
R. Douglas Kahn.....................            --                    --
Kenneth N. Heintz(6)................            --                 47,605
James W. Cuminale...................            --                    --
Robert A. Bednarek..................            --                    --
Frederick A. Landman................            --                    --
Carl A. Brown.......................            --                    --
All executive officers and directors
 as a group (13 persons)............         11,160             1,382,061

--------
(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of GM Common Stock or GM Class H Common Stock ("GMH" or "GMH Common Stock") listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by April 15, 2000. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire on or before April 15, 2000 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) No individual director or nominee for director or executive officer beneficially owns one percent or more of any class of outstanding equity securities of GM, nor do the directors, nominees and executive officers as a group beneficially own one percent or more of any class of outstanding equity securities of GM.
(3) The shares of GMH Common Stock shown as owned by Mr. Smith include (i) 2,829 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Savings Plan, (ii) 12 shares that are held in trust under the GM Stock Purchase Program, (iii) 755,924 shares that are comprised of options exercisable on or before April 15, 2000 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan and the GM Stock Incentive Plan and (iv) 9,060 shares that are held in the Hughes Electronics Corporation Deferred Compensation Plan.
(4) The shares of GM Common Stock shown as owned by Ms. Austin are held in trust by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee. The shares of GMH Common Stock shown as owned by Ms. Austin include (i) 6,684 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Saving Plan, (ii) 9,954 shares that are held in trust by the Thomas W. and Roxanne S. Austin Trust and (iii) 162,277 shares comprised of options exercisable on or before April 15, 2000 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan.

(5) The shares of GMH Common Stock shown as owned by Mr. Shaw include (i) 2,233 shares that are held in trust pursuant to the Hughes Non-Bargaining Employee Thrift-Savings Plan and (ii) 325,656 shares comprised of options exercisable on or before April 15, 2000.
(6) The shares of GMH Common Stock shown as owned by Mr. Heintz include (i) 975 shares that are held in trust pursuant to the Hughes Non-Bargaining Employees Thrift and Savings Plan, (ii) 44,583 shares comprised of options exercisable on or before April 15, 2000 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan and (iii) 2,047 shares distributed pursuant to the Hughes Electronics Long-Term Achievement Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and holders of more than 10% of any class of the Company's equity securities registered under the Exchange Act ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of such reports. Based on the Company's review of such reports received by it, the Company believes that during the year ended December 31, 1999, its officers and directors and 10% Holders complied with all applicable Section 16(a) filing requirements on a timely basis, except for Mr. Stephen D. Dorfman, a former director, who filed a Form 4 approximately 7 months late and Mr. Tig H. Krekel, a director, who filed a Form 3 approximately 8 months late.

                            EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and the Named Executive Officers for services rendered in all capacities to the Company during each of the last three fiscal years:

                          Summary Compensation Table

                                                                  Long-Term Compensation
                                                              --------------------------------
                                    Annual Compensation               Awards           Payouts
                                ----------------------------  ----------------------   -------
                                                   Other
                                                   Annual     Securities  Restricted    LTIP        All Other
        Name and         Fiscal Salary   Bonus  Compensation  Underlying    Stock      Payout      Compensation
   Principal Position     Year    ($)   ($)(1)      ($)       Options (#) Awards ($)     ($)           ($)
   ------------------    ------ ------- ------- ------------  ----------- ----------   -------     ------------
R. Douglas Kahn(2)......  1999  500,000 400,000   132,000(5)    130,000        --          --          18,546(11)
 President and Chief      1998   33,654     --        --            --         --          --           1,800
 Executive Officer
Frederick A.                    180,000     --        --            --         --          --       3,357,400(12)
 Landman(2).............  1999
 Former President and     1998  650,000 446,500       --        120,000        --          --          45,400(12)
 Chief
 Executive Officer        1997  600,000 464,500       --         93,750        --          --           8,589
Kenneth N. Heintz(3)....  1999  306,600 150,000       --         80,000        --      342,292(9)      18,560(13)
 Executive Vice           1998  292,000 169,200    10,000(6)     30,000        --      116,863(10)     27,458
 President and
 Chief Financial Officer  1997  280,000 186,000       --         25,000        --       36,121      1,010,625
Robert A. Bednarek......  1999  300,000 150,000   225,000(7)     80,000        --          --          14,275(14)
 Executive Vice           1998  250,000  94,000   225,000(7)     25,000    527,438(8)      --          13,900
 President and
 Chief Technology         1997  220,000 115,000       --         12,815        --          --             362
 Officer
James W. Cuminale.......  1999  275,000 150,000   225,000(7)     80,000        --          --          13,900(15)
 Executive Vice           1998  250,000  94,000   225,000(7)     25,000    527,438(8)      --          13,900
 President,
 General Counsel and      1997  225,000  94,000       --         12,500        --          --           5,148
 Secretary
Carl A. Brown(4)........  1999  136,000     --        --            --         --          --             --
 Former Executive Vice    1998  250,000 210,000       --         40,000        --      136,988         16,400
 President                1997  250,000 290,000       --         31,250        --          --         135,938

--------
 (1) Bonuses for 1997 were paid in February 1998. Bonuses for 1998 were paid in February 1999. Bonuses for 1999 were paid in February 2000.
 (2) Mr. Landman resigned as the Company's President and Chief Executive Officer effective March 31, 1999 and R. Douglas Kahn was appointed President and Chief Executive Officer effective April 1, 1999. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with Frederick A. Landman" and "-- Employment Agreement with R. Douglas Kahn."
 (3) Mr. Heintz participates in the benefits programs of Hughes Electronics in 1998 and 1999. The Company reimburses Hughes Electronics for the cost of Mr. Heintz's salary, bonus and benefits, including the amount contributed by Hughes Electronics into any retirement savings plan for Mr. Heintz's benefit as a match against his contributions to such plan.
 (4) Mr. Brown resigned as an Executive Vice President of the Company in July 1999.
 (5) Mr. Kahn currently resides in Boston, Massachusetts. This amount includes $120,500 for commuting and living expenses payable pursuant to the Company's employment agreement with Mr. Kahn. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with R. Douglas Kahn."
 (6) This amount represents $10,000 paid to Mr. Heintz by Hughes Electronics as the recipient of that company's Chairman's Honors Award.
 (7) In connection with the retention agreements with Messrs. Cuminale and Bednarek, cash payments of $225,000 were paid in 1998 and 1999. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Retention Agreements with James. W. Cuminale and Robert A. Bednarek."

 (8) In connection with retention agreements with Messrs. Cuminale and Bednarek, 9,700 restricted stock units were granted to Messrs. Cuminale and Bednarek on July 10, 1998 under the Company's 1997 Long-Term Stock Incentive Plan. The restricted stock units were valued at $527,438 as of July 10, 1998 and approximately $575,937 for each of Messrs. Cuminale and Bednarek as of December 31, 1999. The restricted stock units vest in four equal installments commencing as of July 10, 1998 and continuing on each anniversary thereafter. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Retention Agreements with James W. Cuminale and Robert A. Bednarek."
 (9) This amount represents a payout under the Hughes Electronics Corporation Long-Term Achievement Plan in February 2000 for the performance period January 1, 1997 through December 31, 1999 of 2,610 shares of GMH Common Stock valued at $287,100 and 660 shares of GM Common Stock valued at $55,192.50.
(10) This amount represents a pro-rated portion of a payout under the Hughes Electronics Corporation Long-Term Achievement Plan for the performance period January 1, 1995 through December 31, 1998.
(11) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $12,146 and a contribution to the 401(k) Plan of $6,400.
(12) This amount represents (i) a severance payment of $3,342,000 to Mr. Landman paid pursuant to his employment agreement upon his resignation as President and Chief Executive Officer effective March 31, 1999 (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with Frederick A. Landman");
      (ii) a contribution to the Restoration and Deferred Compensation Plan of $9,000; and (iii) a contribution to the 401(k) Plan of $6,400.
(13) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $12,160 and a contribution to the 401(k) Plan of $6,400.
(14) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $7,875 and a contribution to the 401(k) Plan of $6,400.
(15) This amount represents a contribution to the Restoration and Deferred Compensation Plan of $7,500 and a contribution to the 401(k) Plan of $6,400.

  The following table sets forth additional information concerning the grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1999. All stock options indicated on the table below were granted pursuant to the Long-Term Incentive Plan.

             Option Grants in Fiscal Year Ended December 31, 1999

                                           Individual Grants
                        --------------------------------------------------------
                        Number of   % of Total
                        Securities   Options    Exercise
                        Underlying  Granted to   or Base             Grant Date
                         Options   Employees in   Price   Expiration   Present
Name                    Granted(1) Fiscal Year  ($/Sh)(2)    Date    Value($)(3)
----                    ---------- ------------ --------- ---------- -----------
R. Douglas Kahn.......   130,000       1.74      $31.25     4/9/09    2,905,500
Frederick A. Landman..       --         --          --         --           --
Kenneth N. Heintz.....    80,000       1.07       31.25     4/9/09    1,788,000
James W. Cuminale.....    80,000       1.07       31.25     4/9/09    1,788,000
Robert A. Bednarek....    80,000       1.07       31.25     4/9/09    1,788,000
Carl A. Brown.........       --         --          --         --           --

--------
(1) The options will become exercisable in equal annual installments over a four-year period which commenced on April 9, 2000 and have a ten-year term.
(2) The exercise price per share of each option was equal to the fair market value of the stock on the date of grant.
(3) Grant Date Present Value for PanAmSat options is determined using the Black-Scholes option pricing model based on the following assumptions: (a) an expected option term of ten years; (b) a risk-free rate of return of
    5.67 (c) stock price volatility of 30.6%; and (d) a dividend yield of 0%. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of
                                                    Securities
                                                    Underlying
                                                   Unexercised            Value of
                           Shares                 Options at FY-         Unexercised
                         Acquired on                 End (#)     In-The-Money Options at FY-
                          Exercise      Value      Exercisable/     End ($) Exercisable/
Name                         (#)     Realized ($) Unexercisable         Unexercisable
----                     ----------- ------------ -------------- ---------------------------
Frederick A. Landman....      --            --          71,750/0             $1,775,969/0
R. Douglas Kahn.........      --            --    23,333/176,667       $559,992/4,792,508
Kenneth N. Heintz.......      --            --    26,668/108,332       $709,979/2,920,615
 GMH stock options......   23,808      $572,440    53,241/28,806    $1,854,506/1,543, 581
James W. Cuminale.......      --            --    16,667/100,833       $422,900/2,726,152
Robert A. Bednarek......      --            --    16,876/100,939       $429,278/2,729,342
Carl A. Brown...........   23,749      $558,102         0/37,085               $0/859,739

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

 Employment Agreement with R. Douglas Kahn

  Effective as of April 1, 1999, the Company entered into an employment agreement with R. Douglas Kahn (the "Kahn Employment Agreement") pursuant to which Mr. Kahn became the President and Chief Executive Officer of the Company. The initial term of the Kahn Employment Agreement expires on March 31, 2001, and thereafter may be extended by the Company in one-year terms on notice to Mr. Kahn 12 months prior to the expiration date of the term. On April 25, 2000, the Kahn Employment Agreement was extended until March 31, 2002. Under the Kahn Employment Agreement, Mr. Kahn receives an annual base salary of $500,000 and is eligible to participate in the Company's Annual Incentive Plan (the "AIP"). Mr. Kahn's minimum bonus target for the calendar years of 1999 and 2000 is $500,000. However, the actual bonus amount, if any, will be based upon the Company's performance during those years.

  Under the terms of the Kahn Employment Agreement, Mr. Kahn has been granted options to purchase 200,000 shares of Common Stock, which number covers the employment period of 1999 and 2000. Mr. Kahn is entitled to participate in the 401(k) Plan and the Restoration and Deferred Compensation Plan and is also entitled to coverage under employee welfare benefit plans of the Company on the same basis as its other executive employees, and is entitled to relocation benefits and a car allowance.

  Mr. Kahn's employment may be terminated upon 30 days' notice by either the Company or Mr. Kahn. If Mr. Kahn is terminated for cause or without good reason he will not be entitled to receive any compensation, benefits or severance pay from the Company, other than as required by law or by the terms of a Company plan in which he participates. However, Mr. Kahn will be entitled to receive amounts accrued and unpaid as of the termination date, including earned but unpaid salary and bonus, accrued vacation and unreimbursed expenses. If Mr. Kahn's employment is terminated without cause or for good reason, he will be entitled to receive severance pay and amounts accrued and unpaid as of the termination date, including earned but unpaid salary and bonus, accrued vacation and unreimbursed expenses. If his employment is terminated without cause or for good reason during the initial two-year employment period, all stock options held by Mr. Kahn on the termination date will immediately vest and become exercisable, and will terminate no later than the fifth anniversary of the termination date or, if earlier, the expiration of the option.

  In the event Mr. Kahn's employment is terminated following the initial two-year employment period, there shall be no acceleration of vesting of any unvested stock options and his vested stock options, if any, shall terminate not later than the first anniversary of the date of termination or, if earlier, the expiration of the term of the stock options.

  Under the Kahn Employment Agreement, severance pay includes an amount equal to (i) two times Mr. Kahn's annual base salary in effect at the time of termination and (ii) two times the higher of (A) the actual bonus amount paid to Mr. Kahn under the AIP for the bonus year immediately preceding his termination date, or

(B) his targeted annual bonus under the AIP for the year in which the termination is effective. In addition, the Company will pay the cost of Mr. Kahn's (and his dependents') participation in the Company's group medical, dental, vision and basic life insurance plans for up to 24 months following his termination. If Mr. Kahn's employment with the Company is terminated without cause or for good reason, or as the result of his death or disability, Mr. Kahn will be entitled to a pro-rata AIP bonus for the fiscal year of termination and will be fully vested in any outstanding stock options and in any amounts under the Company's Retention and Deferred Compensation Plan.

  The Kahn Employment Agreement contains a covenant not to compete with the Company and a covenant not to solicit any key employees to accept employment with a competitor of the Company for a period of two years after the termination of Mr. Kahn's employment, without the specific written consent of the Company. Mr. Kahn has also agreed, pursuant to the Kahn Employment Agreement, not to disclose at any time any confidential information obtained by him while employed with the Company.

  The Kahn Employment Agreement provides that in the event that the termination payment or any other amount payable to Mr. Kahn under the Kahn Employment Agreement should become subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other similar tax or assessment, the Company will pay Mr. Kahn the amount necessary to fully reimburse him for such taxes.

 PanAmSat Corporation's Severance Pay Plan

  The Company's Severance Pay Plan (the "Severance Pay Plan") provides severance pay to eligible employees upon separation of employment. Each regular full-time employee of the Company is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay Plan) who signs and delivers to the Company a release of all claims which the employee may have by reason of employment with the Company or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated as follows: (i) one week of salary for every year of service up to five years,
(ii) two weeks salary for every year of service over five years and (iii) a minimum of four weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of three weeks salary and a maximum of 29 weeks salary for exempt employees, and a minimum of two weeks salary and a maximum of 29 weeks salary for non-exempt employees. The severance benefit is paid in a lump sum, as soon as practicable after termination, less applicable deductions and withholdings.

  Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all questions arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. The Company has reserved the right through its Board of Directors to amend the Severance Pay Plan and to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

  Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of four weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service.

 Retention Arrangements with James W. Cuminale and Robert A. Bednarek

  Effective July 10, 1998 (the "Effective Date"), the Company entered into retention agreements (the "Retention Agreements") with Robert A. Bednarek, Executive Vice President and Chief Technology Officer of the Company, and James W. Cuminale, Executive Vice President, General Counsel and Secretary of the Company (each a "covered officer") providing for cash payments and an award of restricted stock units ("RSUs") under the Company's Long-Term Incentive Plan. In consideration for entering into the Retention Agreements, each covered officer forfeited all of his rights and interests in the severance agreements that were previously entered into with PanAmSat International that entitled the covered officer to receive payments approximating three years of base salary plus bonuses if his employment with the Company terminated under certain defined circumstances. The Retention Agreements are effective for a period of three years and will terminate on July 10, 2001 (the "Term"); provided, however, that obligations and benefits arising prior to such termination will continue until fully satisfied.

  Under the Retention Agreements, each covered officer will receive a cash payment of $900,000 (the "Cash Payment") and a grant of 9,700 RSUs. The Cash Payment and the RSUs will vest ratably 25% on the Effective Date and 25% on each of the next three anniversaries following the Effective Date. The Cash Payment is paid as each installment vests and the RSUs will be settled in Common Stock as soon as administratively practicable after they become vested; provided, however, that (i) RSUs which vest on the Effective Date were not settled until July 10, 1999 and (ii) a covered officer may defer the settlement of his RSUs until a later date.

  Pursuant to the Retention Agreements, in the event of an Involuntary Termination (as defined in the Retention Agreements) of a covered officer, the Company will make a lump sum payment to such covered officer in an amount equal to the sum of (i) the annual base salary that he would have earned during the remainder of the Term, (ii) the annual target bonus that he would have earned during the remainder of the Term, and (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum, and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock. Moreover, the Company will continue to provide a covered officer and his dependents with health and accident, life insurance and medical benefits applicable to him until the sooner of the expiration of the Term or the date which the covered officer obtains other employment.

  The Retention Agreements further provide that in the event of a covered officer's death or disability, the Company will make a lump sum payment to such covered officer or his beneficiary in an amount equal to the sum of (i) his accrued but unpaid base salary, (ii) a pro rata amount of his target bonus for the year in which his employment terminates, and (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock.

  In the event that any amounts payable to a covered officer under the Retention Agreements should become subject to an excise tax imposed under
Section 4999 of the Code or any other similar tax or assessment, the Company will pay the covered officer the amount necessary to fully reimburse him for such taxes. Additionally, the Retention Agreements provide that the Company will reimburse a covered officer for attorneys' fees and other costs necessary to enforce or defend his rights under the Retention Agreements.

  The Retention Agreements contain a covenant not to compete with the Company for the remainder of the Term (the "Restricted Period") in the event the covered officer's employment with the Company is subject to an Involuntary Termination or the covered officer terminates his employment as a result of disability. The covered officer is restricted from owning, being employed by or rendering financial or other assistance to an entity that competes with the Company. In addition, a covered officer agrees not to solicit any employees or customers of the Company during the Restricted Period or to disclose at any time any confidential information obtained during his employment with the Company.

 Employment Agreement with Frederick A. Landman

  Frederick A. Landman resigned as President and Chief Executive Officer of the Company effective as of March 31, 1999.

  Under the employment agreement between the Company and Mr. Landman, as amended (the "Landman Employment Agreement"), Mr. Landman was entitled to a termination payment amounting to three times his annual rate of base salary at the date of his termination of employment and his bonus for the year preceding his termination of employment. On March 18, 1999, the Company made a severance payment to Mr. Landman of $3,342,000 under the Landman Employment Agreement.

  Mr. Landman and his dependents are also entitled to participate, until the earlier of three years after termination or his obtaining similar benefits from a subsequent employer, in all employee welfare benefit plans and to receive or participate in all other benefit arrangements, policies or practices of the Company to which and in which active executive employees are or shall be entitled to receive or participate in other than qualified pension or profit sharing plans in which he would not legally be entitled to participate.

  The Landman Employment Agreement contains a covenant not to compete with the Company for a period of three years after the termination of Mr. Landman's employment. Mr. Landman also agreed, pursuant to the Landman Employment Agreement, not to disclose at any time any confidential information obtained by him while employed with the Company.

Report of the Compensation Committee

  The compensation of senior executives at the Company is determined by the Compensation Committee of the Board of Directors. The Compensation Committee is a standing committee of the Board of Directors and is composed entirely of outside directors within the meaning of Section 162(m) of the Code. The Compensation Committee met seven times in 1999. No member of the Compensation Committee is eligible to participate in any of the compensation plans or programs it administers, except that directors may participate in the Company's Long-Term Incentive Plan and the 1999 Non-Employee Directors Compensation Deferral Plan.

  During 1999, the Company's executive officers were: R. Douglas Kahn--Chief Executive Officer and President (from April 1999 to the present); Frederick A. Landman--Chief Executive Officer and President (from January 1999 to April
1999); Kenneth N. Heintz--Executive Vice President and Chief Financial Officer; Robert A. Bednarek--Executive Vice President and Chief Technology Officer; James W. Cuminale--Executive Vice President, General Counsel and Secretary and Carl A. Brown, Executive Vice President. Mr. Landman resigned his positions with the Company in March 1999, and Mr. Brown resigned his position with the Company in April 1999. Mr. Kahn joined the Company in November 1998 as Chief Operating Officer and was appointed President and Chief Executive Officer of the Company effective April 1, 1999.

Compensation Philosophy

  The Compensation Committee believes that if the Company is to be successful, its compensation programs must be designed to attract and retain the highest caliber employees and to maintain an entrepreneurial environment that has characterized PanAmSat employees. The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific results which will lead to the creation of value for the Company's stockholders in both the short and long term. Under this pay-for-performance orientation: (a) executives are motivated to improve the overall performance, growth and profitability of the Company, as well as their specific areas of responsibility and rewarded based on specific, measurable results; (b) accountability is reinforced through the adjustment of salaries and incentive awards on the basis of each executive's individual performance and contribution; (c) long-term incentive awards are paid in the form of options to acquire Common Stock of the Company to further reinforce the strong linkage of executives' interests with those of stockholders; and (d) a highly competitive level of compensation can be earned in years of strong performance to ensure the Company attracts and retains the leadership talent needed to successfully maintain and grow its business; conversely, in years of below average performance, an executive will receive a reduced level of compensation in accordance with performance criteria set by the Compensation Committee.

Compensation Deductibility Policy

  To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Compensation Committee intends to comply with Section 162(m) of the Code (and any regulations promulgated thereunder) to preserve the deductibility of performance-based compensation in excess of $1 million per taxable year to any of the Named Executive Officers. If compliance with the Section 162(m) rules conflicts with the compensation philosophy or is determined not to be in the best interests of stockholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.

Compensation Plans

  In March 1999, the Board of Directors met in executive session to review the Company's performance and the performance of the Named Executive Officers, including the Chief Executive Officer. The Compensation Committee advised the Board with respect to all compensation determinations for these executives.

  As discussed below, aside from benefits which are available to employees generally, an executive's total compensation package is comprised of three components, each of which plays an integral role in formulating the total compensation package: (a) base salary; (b) annual incentives; and (c) stock options.

  Base Salary. In connection with the incentive program review, base salaries for the Company's executives are targeted to be at the median of the salaries paid to executives in comparable positions in the marketplace. The base salaries of individual executives can and do vary from this salary benchmark based on prior experience and performance. Following a detailed review of the scope of each executive's responsibilities relative to comparable positions at survey group companies in the satellite and technology industry, and a review of each executive's individual performance, the Compensation Committee approved the 1999 salaries for the Named Executive Officers. The 1999 salaries are set forth in the Summary Compensation table on page 12.

  The Compensation Committee believes that it is in the stockholders' best interests to ensure continuity in the Company's senior executives. On April 1, 1999, the Company entered into an agreement with Mr. Kahn related to his employment. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Employment Agreement with R. Douglas Kahn." Effective July 10, 1998, the Company entered into retention agreements with Messrs. Bednarek and Cuminale. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Retention Arrangements with James W. Cuminale and Robert A. Bednarek." Aside from these agreements, the Company has no material contractual or other arrangements with the Named Executive Officers.

  Annual Incentives and Total Cash Compensation. Annual incentives for all Named Executive Officers, as well as all other employees, were granted under the AIP, which was approved by the Company's stockholders in May 1998. In view of their corporate-wide responsibility, the annual incentive award opportunity for the Named Executive Officers is based on a combination of the Company's overall performance and the executive's individual performance. In addition, the annual incentive award opportunity for the large majority of the Company's other employees is based on the Company's overall performance, modified up or down based on individual performance. In connection with the incentive review program, the Compensation Committee targeted total cash compensation (base salary plus annual bonus) for the Named Executive Officers at between the 50th and 75th percentile of a comparable group of companies in the satellite and technology industry.

  In addition to establishing an annual targeted performance level under the AIP, the Compensation Committee also identifies threshold or minimum performance targets which must be achieved before awards are granted and a maximum beyond which no additional amounts will be paid. The size of final awards granted is based on the level of performance achieved. In establishing the payout range, the Compensation Committee assesses the performance necessary to achieve the target objectives and reviews past and projected budgeted performance targets and external marketplace conditions. For 1999, the Compensation Committee focused on the following factors in determining the size of the AIP bonus pool: gross sales; earnings before interest and taxes ("EBIT"); net backlog additions; and non-financial goals in the areas of workforce diversity and customer satisfaction.

  The payment of an award under the AIP in 1999 was to be based on the achievement of predetermined levels of gross sales, EBIT and backlog derived from the Company's budget and business, as well as workforce diversity and customer satisfaction for the plan year. The Compensation Committee used its discretion in setting the specific financial targets. The Compensation Committee established individual award targets for each Named Executive Officer and all other employees in line with the Company's compensation philosophy. If the maximum performance targets were satisfied, individual awards for the Named Executive Officers would be 150% of their respective target. Performance falling within the ranges for minimum, target, and maximum individual awards were prorated accordingly.

  Commencing in July 1999, the Compensation Committee held meetings to discuss the effect on the Company's ability to meet the AIP performance targets as a result of delivery delays for several of the Company's satellites from a third-party supplier. The targets originally set by the Compensation Committee anticipated on-time delivery in 1999 for each of these satellites. The Compensation Committee determined that the announced delays would prevent the Company from selling services on the planned satellites during 1999, and would adversely affect the Company's ability to achieve all of the financial targets set by the Compensation Committee for 1999.

  The Compensation Committee received reports from the Company's management discussing the cause of the delays. While the Compensation Committee believes that mid-year revisions to established AIP plans should be done only in unusual circumstances, the Compensation Committee determined that the delays in 1999 resulted from events substantially beyond the control of the Company. Accordingly, the Compensation Committee concluded that it would pay the Named Executive Officers as a group, aggregate annual bonuses at 80.95% of target awards. In making these awards, the Compensation Committee reviewed data that indicated that the Company achieved in excess of 83.44% of the revised shipment delay forecast targets announced by the Company in May 1999, when it first became aware of the delays. Based on the recommendations of management (with respect to the effect on the non-management employees), and for the reasons set forth above, the Compensation Committee determined that it would be in the best interests of stockholders to modify the AIP payouts for the Named Executive Officers to take into account the satellite delivery delays.

  Notwithstanding this modification, the Compensation Committee continues to endorse using the attainment of objective performance criteria within the control of the Named Executive Officers as a method of providing a direct link between a meaningful portion of an executive's compensation and Company performance. As a result of the unique issues affecting the Company's business and the Compensation Committee's desire to adopt objective performance targets that align the interests of management with those of the Company's stockholders and recognize the importance of achieving individual objectives that will facilitate the achievement of corporate objectives, the Company's Compensation Committee and Board of Directors have approved the 2000 Annual Incentive Plan, which is being recommended for approval by the Company's stockholders. The 2000 Annual Incentive Plan is described in more detail on page 24.

  After reviewing the Company's overall operating performance, the Compensation Committee determined 1999 AIP awards on a basis reflective of overall operating performance as well as the specific performance measures relating to the non-financial targets.

  In January 2000, the Compensation Committee reviewed the total compensation paid by the Company to the Named Executive Officers during 1999 and determined that such compensation was appropriate. Awards for the Named Executive Officers were paid in cash in February 2000.

  Stock Options. Stock options are granted under the provisions of the Long-Term Incentive Plan which was approved by the Company's stockholders in May 1998. Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to Company performance. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure the executives can only be rewarded for appreciation in the price of Common Stock of the Company when the Company's stockholders are similarly benefited.

  Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including but not limited to, responsibility level and salary. Historically, the Company has made annual grants of stock options to its executive officers. During 1999, the Compensation Committee determined that it would be in the best interests of stockholders for executive stock option grants to be made less frequently than annually and with longer vesting periods than the traditional three-year period. The 1999 stock option grants to the Named Executive Officers were made by the Compensation Committee with the express understanding that there would not be any executive stock option grants during 2000, and the vesting period of the 1999 stock option grants was increased from three to four years. The Compensation Committee believes that infrequent grants and longer vesting periods are consistent with its overall philosophy of encouraging executives to create long-term value for its stockholders as the full benefit of the grants cannot be realized unless an appreciation in the share price occurs over a specified number of years.

Other Considerations with Respect to the Chief Executive Officer's
Compensation

  In accordance with the employment agreement between the Company and Mr. Kahn, the annual compensation for the Company's Chief Executive Officer and President was set by the Compensation Committee with the goal of providing him with competitive increases to his base salary and target annual incentive award. These amounts are determined based on a comparison with other companies with which PanAmSat competes for executive talent. In awarding amounts to Mr. Kahn under the AIP for 1999, the Compensation Committee evaluated Mr. Kahn's performance. For 1999, the Compensation Committee awarded Mr. Kahn the sum of $400,000 which was below target. The awards made to Mr. Kahn under the AIP were also in accordance with his employment agreement. Long-term compensation in the form of stock options was awarded on a basis similar to that described above for the other senior executives of the Company. During 1999, Mr. Kahn received 130,000 options to purchase shares of the Company's Common Stock at an exercise price of $31.25, vesting in equal installments over a four-year period, and expiring ten years from the grant date.

                                          Compensation Committee

  The following directors were members of the Compensation Committee through December 1999 and determined the 1999 salaries, incentive bonus targets and stock option grants for the Chief Executive Officer and the other Named Executive Officers.

                                          Joseph R. Wright, Jr., Chairman
                                          Michael T. Smith
                                          Charles H. Noski

  The following directors have been members of the Compensation Committee since December 1999 and determined the final amounts of incentive bonus payments for 1999.

                                          Joseph R. Wright, Jr., Chairman
                                          Michael T. Smith

                                                                 April 28, 2000

Compensation Committee Interlocks and Insider Participation

  There were no compensation committee interlocks between any of the members of the Compensation Committee during 1999 and any other entity. Mr. Smith currently is and Mr. Noski was a member of the Compensation Committee. Mr. Smith currently is and Mr. Noski was an executive officer of Hughes Electronics, a parent corporation and an affiliate of the Company under the rules and regulations of the SEC. During 1999, Hughes Electronics and certain of its subsidiaries engaged in certain transactions with the Company which are described in "Certain Transactions."

Certain Transactions

  Satellite Procurement Agreements. The Company is a party to agreements with Hughes Space and Communications Company ("HSC") for the construction of various satellites, including all of its satellites currently under construction. The Company entered into an agreement in March 1998 for the construction of PAS-6B, which was launched in December 1998, and an agreement in October 1998 for the construction of up to six satellites, three of which (Galaxy XR, Galaxy IVR and PAS-9) the Company has ordered. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-1R and Galaxy III-C, a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a fifteen-year period after the construction and launch of the applicable satellite, contingent upon satellite performance. Pursuant to these agreements, the Company made payments to HSC in 1999 aggregating $182.5 million, including in-orbit incentive payments totaling $15.8 million.

  Launch Services. On August 29, 1996, the Company entered into a contract with Hughes Space and Communications International, Inc. ("HSCI") whereby HSCI agreed to provide the Company with launch services for three satellites, to be performed by third-party launch providers. The remaining launch under this contract will be provided using the Sea Launch launch vehicle. The Company made payments aggregating $17.5 million under this agreement in 1999.

  Satellite Services. The Company is party to agreements with Hughes Electronics and certain of its subsidiaries and affiliates (together, the "Hughes Entities") pursuant to which it provides satellite capacity, telemetry, tracking and control services and other related services and facilities to the Hughes Entities, including HSC, Hughes Network Systems, Inc., Galaxy Latin America LLC and DIRECTV, Inc. In 1999, the Company received payments aggregating approximately $137.6 million from the Hughes Entities under these agreements.

  Loan Agreements. The Company currently has outstanding indebtedness owing to Hughes Electronics in the form of a term loan in the approximate amount of $1.725 billion (the "Term Loan"). As modified in December 1997 in connection with the refinancing of PanAmSat International's indebtedness, the Term Loan matures on June 24, 2003 and bears interest at a floating rate equal to that of the Company under a prior bank loan agreement. The Term Loan is subordinated to the Company's bank loans, borrowings under the Company's commercial paper program and $750 million of debt securities sold by the Company in January 1998. There are no mandatory principal payments, although the Company may make principal prepayments under certain circumstances depending upon the level of cash flow from operations. During 1999, the Company made approximately $98.0 million in interest payments to Hughes Electronics on the Term Loan.

  Other Hughes Transactions. In addition, Hughes Electronics and other Hughes Entities lease to the Company office space in Long Beach, California and land for the Company's teleport in Castle Rock, Colorado, and provide certain administrative services to the Company, including the provision of certain advisory and audit services, and permit the participation of the Company or its employees in certain discount programs, such as a business travel discount program and an automobile purchase discount program. In 1999, the Company made payments under such arrangements with Hughes Entities of $0.8 million.

  The Company estimates that, in the aggregate, in 2000 the transactions described above will result in the payment of approximately $160.6 million by the Company to the Hughes Entities (excluding interest payments) and in the payment of approximately $134.0 million by the Hughes Entities to the Company.

                   PERFORMANCE GRAPH FOR PANAMSAT CORPORATION

                            Cumulative Total Returns
                     Value of $100 Invested on May 16, 1997




                                           SPOT           Nasdaq Composite Index     Satellite Technology Index
May 16, 1997                            $ 100.00                $ 100.00                    $ 100.00
December 31, 1997                         144.96                  129.20                      103.90
December 31, 1998                         133.12                  163.54                      112.54
December 31, 1999                         197.92                  303.51                      482.86

  The historical stock price performance of the Common Stock shown on the Performance Graph set forth above is not necessarily indicative of future price performance.

  The Satellite Technology Index is a capitalization-weighted index of 30 leading stocks in the satellite and space sector. It is published by Barclays Capital, the investment banking division of Barclays Bank, PLC.

  The Report of the Compensation Committee and the Performance Graph shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

Proposal 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Deloitte & Touche to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 2000. In accordance with the Board's resolution, its selection of Deloitte & Touche as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

    "RESOLVED, that Deloitte & Touche LLP be and they are hereby elected independent accountants for the Company for the year 2000."

  Members of Deloitte & Touche will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche as the independent accountants of the Company for the 2000 fiscal year.

Proposal 3

         APPROVAL OF THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

  In accordance with the Board's resolution approving and adopting the Amended and Restated PanAmSat Corporation Long-Term Incentive Plan, the following resolution is being presented to stockholders for approval at the Annual Meeting. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

    "RESOLVED, that the Amended and Restated Long-Term Incentive Plan be and it is hereby approved and adopted."

  The complete text of the Amended and Restated Long-Term Incentive Plan is set forth in Exhibit A to this Proxy Statement, and stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to Exhibit A.

  Effective as of July 9, 1999, the Board of Directors adopted an amendment to the Long-Term Incentive Plan providing the Compensation Committee with the authority to modify and amend the terms of any stock option granted under the Long-Term Incentive Plan. The amendment also provides that, with respect to any stock option granted on or after July 9, 1999, an option holder who no longer is employed by the Company or provides services to the Company will not be treated as having terminated employment under the Long-Term Incentive Plan as long as he or she is employed by, or is providing services to, an affiliate of the Company.

  In addition, the amendment provides that an award of restricted stock made under the Long-Term Incentive Plan to non-employee directors of the Company in connection with their services as a director may be deferred pursuant to the Director Deferred Compensation Plan.

  In March 2000, the Board of Directors further amended the Long-Term Incentive Plan to provide that, effective for any stock options granted after March 1, 2000, upon an option holder's retirement (defined as his or her termination of employment on or after age 62 or, in the case of a consultant or director, a termination approved by the Compensation Committee) the option holder may continue to exercise any award that was exercisable on the date of his or her retirement for the lesser of (1) five years from the date of his or her retirement or (2) the term of the stock option; provided, however, that if the option holder discloses confidential information to any unauthorized person at any time or violates a covenant not to compete with the Company or a covenant not to solicit employees or clients of the Company during the 12-month period following his or her termination of employment, the option holder will forfeit all rights and interests in any outstanding and unexercised stock option.

  In addition, the amendment provides the Compensation Committee with the authority to extend the period of time during which a stock option may be exercised following an option holder's termination of employment, provided that the exercise period may not be extended past the term of the stock option.

  The Board recommends that stockholders vote FOR the approval and adoption of the Amended and Restated PanAmSat Long-Term Incentive Plan.

Proposal 4

  In accordance with the Board's resolution approving and adopting the PanAmSat Corporation 2000 Annual Incentive Plan, the following resolution is being presented to stockholders for approval at the Annual Meeting. Accordingly, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

    "RESOLVED, that the PanAmSat Corporation 2000 Annual Incentive Plan be and it is hereby approved and adopted."

                   DESCRIPTION OF 2000 ANNUAL INCENTIVE PLAN

  The purposes of the 2000 Annual Incentive Plan (the "Plan") are to provide competitive total cash compensation opportunities based on corporate and individual performance; reinforce the communication of the Company's mission, objectives and goals; and enhance the Company's ability to attract, retain, and motivate the highest caliber employees. The complete text of the Plan is set forth in Exhibit B to this Proxy Statement, and stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to Exhibit B.

 Administration

  The Plan will be administered by the Compensation Committee of the Board (the "Committee"), which shall be comprised of at least two members of the Board who shall be ineligible to participate in the Plan. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee has the authority to interpret the Plan and maintain administrative guidelines relating to the Plan. The determinations of the Committee are final, binding and conclusive upon all persons.

 Eligibility and Participation

  Each employee who is recommended by the Chief Executive Officer to participate in the Plan and is approved by the Committee, or is included in the Plan under the administrative guidelines adopted by the Committee, is eligible to participate in the Plan for the fiscal year. Based on current participation levels, it is anticipated that at the time of stockholder approval, approximately 600 employees will be participating in the Plan.

  To meet the requirements of Section 162(m), certain more restrictive provisions of the Plan apply only to "executive officers." For purposes of the Plan, "executive officers" shall be those employees designated by the Committee from year to year for purposes of qualifying payouts under the Plan for exemption from Section 162(m).

 Award Determination

  Prior to each fiscal year, or as soon as practicable thereafter, the Committee will establish performance goals which may be based on any combination of consolidated Company, business unit, division, and individual performance measures. Performance measures with respect to executive officers, as designated by the Committee, will be determined annually from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) earnings before interest, taxes, depreciation, and amortization; and earnings before interest and taxes; (b) growth in revenues, profit margin, profit before taxes, net operating profit after taxes, and/or earnings per share; (c) return on investment, net assets, equity and/or invested capital; (d) backlog, economic value added and cash value added; (e) non-financial measures (including quality, human resources management, customer satisfaction, expense management and development and execution of strategic initiatives); or (f) objective individual performance targets. Prior to each fiscal year, or as soon as practicable thereafter, the Committee will also establish, for each job classification, various levels of award payments depending upon the level of achievement of the performance measures. Final awards will be based on the level of achievement of the performance measures, the participant's job classification and the predetermined award payout levels. Except with respect to executive officers, the Committee has the discretion to adjust performance goals and payout levels during a fiscal year. With respect to executive officers, the Committee can reduce or eliminate the amount of the final award and can exercise such other discretion as on the advice of tax counsel will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan. The maximum amount payable under the Plan to a participant for any fiscal year will be $3,000,000.

  As discussed above, awards under the Plan will be based upon performance measures established with respect to fiscal year 2000 and to be established with respect to future fiscal years. No bonuses under the Plan have yet been earned by any employee of the Company as the performance periods have not yet passed. Under the regulations of the SEC, however, the Company is required to disclose the bonuses that would have been paid under the Plan to the Named Executive Officers and the employees of the Company as a group using the performance criteria established under the proposed Plan and based upon the performance of the Company in fiscal year 1999. Only employees of the Company are eligible to participate in the Plan. None of the Named Executive Officers would have received a bonus under the Plan in fiscal year 1999. Employees of the Company as a group, other than the Named Executive Officers, would have received an aggregate bonus payment under the Plan totaling $3,276,000.

 Payments

  All awards will be payable in cash as soon as administratively practicable after the end of the fiscal year and after the Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied.

 Termination of Employment

  In the event of a participant's death, disability, retirement or transfer to a non-participating affiliate, the final award of such participant will be reduced to reflect participation prior to the termination only. In the event of any other kind of termination of service, the participant's award for the fiscal year of termination will be forfeited; provided, however, that the Committee has the discretion to pay a partial award for the portion of the year that the participant was employed by the Company.

 Change of Control

  In the event of a change of control of the Company, participants employed by the Company as of the date of the change of control will be entitled to the greater of an award based on actual performance to such date or an award based on targeted performance. Awards will be paid within thirty days following a change of control. A change of control is defined as (i) a dissolution, liquidation, merger, or consolidation in which the stockholders of the Company do not immediately after such transaction own more than 50% of the combined voting power of the Company or successor corporation in substantially the same proportions as their ownership before such transactions, (ii) during any two consecutive year period the majority of the directors on the Board have not had their election or nomination approved by at least three-fourths of the directors in office at the beginning of such two-year period, or (iii) the acquisition of thirty percent or more of the Company's then outstanding common stock by one individual, corporation, or other entity, other than an acquisition by Hughes Electronics or any employee benefit plan of the Company.

  The payment of awards in the event of a change of control may have the incidental effect of increasing the net cost of such change of control and, thus, theoretically could render more difficult or discourage such a change of control, even if such change in control would be beneficial to stockholders generally.

 Duration of the Plan

  The Plan shall remain in effect from January 1, 2000, subject to approval by the Company's stockholders, and continue until December 31, 2005, unless terminated earlier by the Committee or the Board of Directors.

 Amendment

  The Committee may, at any time, amend any or all of the provisions of the Plan or suspend or terminate it entirely. No amendment, suspension or termination may reduce the rights of a participant under an award without the participant's consent.

  The Board recommends that stockholders vote FOR the approval and adoption of the PanAmSat Corporation 2000 Annual Incentive Plan.

                                 MISCELLANEOUS

  A copy of the Company's Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules thereto, will be made available to stockholders without charge upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover costs.

  The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Bylaws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The Bylaws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal or nomination.

  Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on June 1, 2001 stockholder proposals must be received by the Company on or before December 29, 2000.

  A copy of the Bylaw provisions described above is available upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

April 28, 2000

                                                                      EXHIBIT A

                             PANAMSAT CORPORATION

                        Long-Term Stock Incentive Plan
                              Established in 1997

                  (As Amended and Restated on March 20, 2000)

                                   ARTICLE I

                                    General

1.01. Purpose.

  The purposes of this Long-Term Stock Incentive Plan Established in 1997 (the "Plan") are to: (1) closely associate the interests of the employees, directors and independent contractors of PanAmSat Corporation and its subsidiaries (collectively referred to as the "Company") with the shareholders by reinforcing the relationship between participants' rewards and shareholder gains; (2) provide employees, directors, leased employees and independent contractors with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to management for continuous employment with the Company.

1.02. Definitions.

  For purpose of this Plan the following definitions shall apply:

    (a) "Cause" means: (1) the intentional and continuing refusal of a Recipient to perform the duties or services for which the Recipient is compensated by the Company, (2) the Recipient is convicted of, pleads guilty to, or pleads no contest to, any criminal offense which, in the good faith determination of the Committee, will result, or has resulted, in material pecuniary harm to the Company or material harm to the reputation of the Company or (3) the Recipient engages in an illegal or fraudulent act or acts which, in the good faith determination of the Committee, will result or has resulted, in material pecuniary harm to the Company or material harm to the reputation of the Company.

    (b) "Disability" means any time during which the Recipient is unable substantially to discharge the responsibilities for which he is employed or, if not an employee, to render the services for which the individual receives compensation from the Company by reason of physical illness or incapacity, whether arising out of sickness, accident or otherwise, and must be evidenced by written determination of a qualified medical doctor acceptable to the Company and the award Recipient (or in the event of the Recipient's incapacity to designate a doctor, the Recipient's legal representative), which determination shall specify the date on which the Disability commenced and that it has continued uninterrupted for at least 180 days.

    (c) "Fair Market Value" as of any date and in respect of any share of Common Stock means the last trading price on such date or on the next business day, if such date is not a business day, of a share of Common Stock as reported by NASDAQ or the principal national securities exchange on which such shares are listed or admitted to trading provided that, if shares of Common Stock shall not have been traded on the NASDAQ or another principal national exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of shares of Common Stock shall be as determined by the Committee in such other manner as it may deem appropriate. In no event shall the fair market value of any share of Common Stock be less than its par value.

    (d) "Option" means a Nonqualified Stock Option or Incentive Stock Option.

    (e) "Option Price" means the purchase price per share of Common Stock deliverable upon the exercise of a Nonqualified Stock Option or Incentive Stock Option.

    (f) "Recipient" means any individual described in Section 1.04 hereof who has been granted an award of any type described in Section 1.05 hereof.

    (g) "Retirement" means (i) a termination of employment or service by a Recipient on or following his attainment of age 62 or (ii) in the case of a Recipient who is a non-employee, a termination of services that is designated a retirement by the Committee.

1.03. Administration.

  (a) The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee") consisting of at least two persons. From and after the date (the "Registration Date") that the Company has a class of equity securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the "Act"), each such person shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  (b) Subject to the terms of the Plan, including, without limitation, Section
1.07 hereof, the Committee shall have the authority in its sole discretion and from time to time to:

    (i) designate the employees or classes of employees and other service providers, including directors and independent contractors to participate in the Plan from among the class(es) specified in 1.04;

    (ii) grant awards provided in the Plan in such form and amount as the Committee shall determine;

    (iii) impose, modify or amend any such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate;

    (iv) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan; and

    (v) delegate to individuals or entities such duties in the administration of the Plan as the Committee deems appropriate, except (x) with respect to the matters which under Section 162(m) of the Code and Treasury Regulation
  Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation and (y) with regard to awards to Insiders, as defined in
  Section 1.07(a) hereof, and any other aspect relating to such awards.

  (c) No member of the Committee or the Board of Directors of the Company shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee and the Board of Directors of the Company for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

1.04. Eligibility for Participation.

  Participants in the Plan shall be selected by the Committee from among the executive officers, other employees, directors, leased employees and independent contractors of the Company who have the capability of making a substantial contribution of the success of the Company. In making this selection and in determining the form and amount of awards, the Committee may consider any factors it deems relevant, including without limitation the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

1.05. Types of Awards Under Plan.

Awards under the Plan may be in the form of any one or more of the following:

    (i) Nonqualified Stock Options, as described in Article II;

    (ii) Incentive Stock Options, as described in Article III;

    (iii) Alternate Appreciation Rights, as described in Article IV;

    (iv) restricted stock, on such terms as the Committee may decide;

    (v) performance units, on such terms as the Committee may decide; and

    (vi) performance shares, on such terms as the Committee may decide.

1.06. Aggregate Limitation on Awards.

  (a) Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of common stock of the Company, par value of $.01 per share ("Common Stock"). The maximum number of shares of Common Stock which may be issued under the Plan shall be 7,456,140 shares. The maximum number of shares of Common Stock which may be issued to any Recipient under the Plan shall be 2,000,000.

  (b) Any shares of Common Stock subject to a Nonqualified Stock Option or Incentive Stock Option which for any reason is terminated, unexercised or expires shall again be available for issuance under the Plan.

  (c) During the period that any awards remain outstanding under the Plan, the Committee may make good faith adjustments with respect to the number of shares of Common Stock attributable to such awards for purposes of calculating the maximum number of shares of Common Stock available for the granting of future awards under the Plan.

1.07.  Special Limitations Applicable to Certain Awards.

  (a) Awards to Section 16 Recipients: Notwithstanding any other provision of this Plan to the contrary, no award granted under this Plan to a person who is subject to Section 16 of the Act (i.e., an "Insider") shall vest or be exercisable earlier than the day after the expiration of six (6) months from
(i) its date of grant or (ii) in the case of an award of performance units or performance shares, the date that a final determination has been made that the award is payable, unless prior to the time of grant such award was approved by both the Committee and the Board of Directors of the Company.

  (b) Awards to Non-Employee Directors: Notwithstanding any other provision of this Plan to the contrary, no award may be granted to a director who is not an employee of the Company unless such award is granted by the Company's full Board of Directors.

1.08. Effect of Death, Disability, Retirement or Other Terminations of Employment on Recipients.

  (a) Death or Disability of a Recipient: Unless the Committee in its sole discretion determines otherwise, either at the time an award is granted or thereafter, upon the death or Disability of the Recipient during his employment with the Company (or, in the case of a non-employee, his performance of services for the Company), the Recipient may exercise any award which was exercisable on the date of death, or Disability within one year of the termination due to death or Disability. After such one-year period, the award shall terminate. In the case of death, the award may be exercised by the Recipient's estate or by a person who acquires the right to exercise such award by bequest or inheritance or by reason of the death of the Recipient. In the case of Disability, the award may be exercised by the Recipient (or, if the participant is not capable, by his guardian or legal representative).


  (b) Retirement of a Recipient or Termination of a Recipient Without Cause:

    (i) Unless the Committee determines otherwise, either at the time an award is granted or thereafter, effective for any awards granted under the Plan after March 1, 2000, upon the termination of the employment of the Recipient by reason of Retirement (or, in the case of a non-employee, upon the termination of services by reason of Retirement) the Recipient may exercise any award which was exercisable on the date of his Retirement during a period equal to the lesser of: (y) five years from the date of the Recipient's Retirement or (z) the term of the award; provided, however, that such Recipient may not, without the written consent of the Company, exercise any vested award pursuant to this Section 1.08 (b)(i) if any of the following events occur:

      (A) at any time, the Recipient discloses any information deemed confidential by the Committee (the "Proprietary Information") to any unauthorized person outside the Company;

      (B) within 12-months of the termination of such employment or services, the Recipient directly or indirectly hires or attempts to hire any person who is, or was during the then most recent six-month period, employed by the Company;

      (C) within 12-months of the termination of such employment or services, the Recipient solicits any business of any person or entity who is, or was during the then most recent six-month period, a customer or client of the Company; or

      (D) within 12-months of the termination of such employment or services, the Recipient directly or indirectly, engages in any activity which, in the opinion of the Committee, is competitive with any activity of the Company in any geographic area in which the Company has engaged, or will engage during such period (including, without limitation, any area in which any customer of the Company may be located).

      After the expiration of the exercise period or the occurrence of any of the events described in subparagraphs A, B and C above, the Recipient will forfeit all interests in any outstanding award that remains unexercised and such award will terminate.

    (ii) Unless the Committee determines otherwise, either at the time an award is granted or thereafter, upon the termination of the employment (or, in the case of a non-employee, the termination of services) of the Recipient by the Company without cause, the Recipient may exercise any award which was exercisable on the date of termination of employment (or, in the case of a non-employee, the termination of services) within three months from the date of such termination of employment (or, in the case of a non-employee, the termination of services). After such three-month period, the award shall terminate.

  (c) Termination for Other Reasons: Subject to paragraphs (a) and (b) above, and unless the Committee in its sole discretion determines otherwise, either at the time an award is granted or thereafter, upon the termination of the employment (or, in the case of a non-employee, termination of services) of the Recipient, the Recipient will forfeit all interests in the award and such award will terminate.

  (d) Definition of Company: For purposes of this Section 1.08, effective for any awards granted under this Plan on or after July 9, 1999, "Company" shall include PanAmSat Corporation, its subsidiaries and any affiliated companies.

1.09. Effective Date and Term of Plan.

  (a) The Plan shall become effective on the date it is adopted by the Committee, subject only to approval by the Board of Directors of the Company and the affirmative vote of the holders a majority of the Common Stock.

  (b) No award shall be made under the Plan after the tenth anniversary of the effective date of the Plan described in (a) above; provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

                                  ARTICLE II

                          Nonqualified Stock Options

2.01. Award of Nonqualified Stock Options.

  The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more options to purchase for cash or shares of Common Stock the number of shares of Common Stock ("Nonqualified Stock Options") allotted by the Committee. The date a Nonqualified Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

2.02. Nonqualified Stock Option Agreements.

  The grant of a Nonqualified Stock Option shall be pursuant to a written Nonqualified Stock Option Agreement, executed by the Company and identifying the holder of a Nonqualified Stock Option (the "optionee"), in such form as the Committee may from time to time determine.

2.03. Nonqualified Stock Option Price.

  The Option Price per share of Common Stock deliverable upon the exercise of a Nonqualified Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Nonqualified Stock Option is granted.

2.04. Manner of Payment.

  Each Nonqualified Stock Option Agreement shall set forth the procedure governing the exercise of the Nonqualified Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the optionee shall pay to the Company, in full, the Option Price for such shares and the applicable withholding taxes with (a) cash, (b) previously owned Common Stock or (c) a combination of cash and previously owned Common Stock. In addition, each Nonqualified Stock Option Agreement shall permit the optionee to pay the Option Price and any related withholding taxes through a cashless exercise program established by the Company or the Committee with a broker.

2.05. Manner of Delivery and Optionee Rights.

  As soon as practicable after receipt of payment and applicable withholding taxes in connection with the exercise of a Nonqualified Stock Option, the Company shall deliver to the optionee a certificate or certificates for shares of Common Stock. The optionee shall become a shareholder of the Company with respect to Common Stock represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

2.06. Effect of Exercise.

  The exercise of any Nonqualified Stock Option shall cancel that number of related Alternate Rights, if any, which is equal to the number of shares of Common Stock purchased pursuant to said Option.

                                  ARTICLE III

                            Incentive Stock Options

3.01. Award of Incentive Stock Options.

  The Committee may from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any Plan participant who is an employee meeting the requirements of Section 422 of the Internal Revenue Code one or more Incentive Stock Options (intended to qualify as such under the provisions of Section 422 of the Code ("Incentive Stock Options")) to purchase for cash or shares of Common Stock the number of shares of Common Stock allotted by the Committee. The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

3.02. Incentive Stock Option Agreements.

  The grant of an Incentive Stock Option shall be pursuant to a written Incentive Stock Option Agreement, executed by the Company and identifying the holder of an Incentive Stock Option (the "optionee"), in such form as the Committee may from time to time determine.

3.03. Incentive Stock Option Price.

  The Option Price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be 100% (110% in the case of 10% shareholder, as provided by Section 422(b)(6) of the Code (a "Ten Percent Stockholder")) of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted.

3.04. Maximum Amount of Incentive Stock Option Grant.

  To the extent that the aggregate Fair Market Value (determined on the date the Option is granted) of Common Stock subject to an Incentive Stock Option granted to an optionee by the Committee (or by the Company or any of its parent or subsidiary corporations under any other plans) which are exercisable for the first time during any calendar year exceeds $100,000, the portion of the Incentive Stock Option exceeding this $100,000 limitation shall be treated as a Nonqualified Stock Option.

3.05. Applicability of Stock Options Sections.

  Sections 2.04, Manner of Payment; 2.05, Manner of Delivery and Optionee Rights; and 2.06, Effect of Exercise, applicable to Nonqualified Stock Options, shall apply mutatis mutandis to Incentive Stock Options. Said Sections are incorporated by reference in this Article III as if fully set forth herein and as if the word "Incentive" were substituted for the word "Nonqualified."

                                  ARTICLE IV

                         Alternate Appreciation Rights

4.01. Award of Alternate Rights.

  Concurrently with the award of any Nonqualified Stock Option or Incentive Stock Option to purchase one or more shares of Common Stock, the Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to the optionee with respect to each share of Common Stock, a related alternate appreciation right ("Alternate Right"), permitting the optionee to be paid the appreciation on the shares underlying the Option in lieu of exercising the Option.

4.02. Alternate Rights Agreement.

  Alternate Rights shall be pursuant to written agreements in such form as the Committee may from time to time determine.

4.03. Exercise.

  An optionee who has been granted Alternate Rights may, from time to time, in lieu of the exercise of an equal number of Options, elect to exercise one or more Alternate Rights and thereby become entitled to receive from the Company payment, in Common Stock (and cash, in the case of fractional shares), for the number of shares of Common Stock determined pursuant to Sections 4.04 and 4.05. Unless otherwise set forth herein, Alternate Rights shall be exercisable only to the same extent and subject to the same conditions as the Options related thereto are exercisable, as provided in this Plan. The Committee may, in its discretion, prescribe additional conditions to the exercise of any Alternate Rights.

4.04. Amount of Payment.

  The amount of payment to which an optionee shall be entitled upon the exercise of each Alternate Right shall be equal to 100% of the amount, if any, by which the Fair Market Value of a share or shares of Common Stock related to said Alternate Right on the exercise date exceeds the Option price related to said Alternate Right.

4.05. Form of Payment.

  The number of shares (and fractional shares) to be paid shall be determined by dividing the amount of payment determined pursuant to Section 4.04 by the Fair Market Value of a share of Common Stock on the exercise date of such Alternate Rights. As soon as practicable after exercise and payment to the Company of applicable withholding taxes, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock.

                                   ARTICLE V

                                 Miscellaneous

5.01. General Restriction.

  Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, the Committee may elect, in its sole discretion, not to consummate the award in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

5.02. Non-Assignability.

  No award under the Plan shall be assignable or transferable by the Recipient thereof, except by will or by the laws of descent and distribution, unless the Committee shall elect to permit such an assignment or transfer in its sole discretion. During the life of the Recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

5.03. Withholding Taxes.

  Whenever the Company proposes or is required to issue or transfer shares of Common Stock or other property under the Plan, the Company shall require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements relating to such issue or transfer prior to the delivery of any certificate or certificates for such shares or such other property. Alternatively, in the discretion of the Committee, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

5.04. Right to Terminate Employment.

  Nothing in the Plan or in any agreement entered into pursuant to the Plan shall: (i) confer upon any participant the right to continue in the employment of the Company, (ii) affect any right which the Company may have to terminate the employment of such participant, or (iii) in the case of a service provider, confer on them the right to continue to provide services to the Company.

5.05. Non-Uniform Determinations.

  The determination by the Committee and the Board of Directors of the Company under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

5.06. Rights as a Shareholder.

  The Recipient shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to him.

5.07. Leaves of Absence.

  Subject to the terms of the Plan, the Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the Recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment, or the termination of an arrangement to provide services, within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any Recipient who takes such leave of absence.

5.08. Newly Eligible Participants.

  Subject to the terms of the Plan, the Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee, director or service provider who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

5.09. Adjustments.

  In any event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the maximum number of shares in respect of which options or other awards may be granted to any individual during the term of the Plan, the number of shares of Common Stock subject to Options theretofore granted under the Plan, the Option Price of Options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Committee.

5.10. Amendment of the Plan.

  (a) The Board of Directors of the Company may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

  (b) The Board of Directors of the Company may at any time and from time to time terminate or modify or amend the Plan in any respect, except that, from and after the Registration Date, the Committee may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 5.09), (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan, without shareholder approval. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, adversely affect his or her rights under an award previously granted to him or her.

5.11. Deferral of Restricted Stock.

  Subject to the terms of the Plan and the 1999 Non-Employee Directors Compensation Deferral Plan ("Directors Deferral Plan"), an award of Restricted Stock made under this Plan to a non-employee director in connection with his or her service as a member of the Board of Directors of the Company may be deferred under the terms of the Directors Deferral Plan; provided, however, that any election to defer such Restricted Stock is made at least 30 days prior to the date of the annual meeting of shareholders in which the Restricted Stock is awarded (or, if applicable, within thirty days of such director first becoming eligible to participate in the Deferral Plan). The payment of such award shall be subject to the terms of the Directors Deferral Plan.

                                  ARTICLE VI

                          Non-Exclusivity of the Plan

  The adoption of the Plan by the Board of Directors of the Company shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board of Directors of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

                                                                      EXHIBIT B

                PANAMSAT CORPORATION ANNUAL INCENTIVE PLAN 2000

SECTION 1. ESTABLISHMENT AND PURPOSE

  1.1 Establishment of the Plan. PanAmSat Corporation, a Delaware corporation, hereby establishes an annual incentive compensation plan to be known as the PanAmSat Corporation Annual Incentive Plan 2000. The Plan permits the awarding of annual cash bonuses to Employees of the Company, based on the achievement of pre-established performance goals.

  Upon approval by the Board of Directors, subject to approval by the shareholders of the Company, the Plan shall become effective as of January 1, 2000 and continue until December 31, 2005, as set forth in Section 11.

  1.2 Purpose. The purposes of the Plan are (i) to provide competitive total cash compensation opportunities based on corporate and individual performance,
(ii) to reinforce the communication of the Company's mission, objectives and goals, and (iii) to enhance the Company's ability to attract, retain, and motivate the highest caliber employees.

  The purposes of the Plan shall be carried out by the payment to Participants of annual incentive cash awards, subject to the terms and conditions of the Plan. The Plan also is intended to secure the full deductibility of incentive awards payable to the Executive Officers. All compensation payable under this Plan to Executive Officers is intended to be deductible by the Company under
Section 162(m) of the Code.

SECTION 2. DEFINITIONS

  As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

  "Award Opportunity" means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.

  "Base Salary" shall mean the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to the Company Retirement Savings Plan or any other Company deferred compensation plans; provided, however, that Base Salary shall not include awards under this Plan, pay for unused accrued vacation, any bonus or profit sharing benefits, the Company matching contribution under any plan providing such, overtime, relocation allowances, severance payments, any premium allowances for overseas service, moving allowances, or any other special awards as determined by the Committee.

  "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  "Board" or "Board of Directors" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Compensation Committee of the Board, provided that the committee shall consist of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are "outside directors" to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

  "Company" means PanAmSat Corporation, a Delaware corporation (including any and all subsidiaries), and any successor thereto.

  "Disability" shall have the meaning ascribed to such term in the Company's long-term disability plan.

  "Effective Date" means the date the Plan becomes effective, as set forth in
Section 1.1 herein.

  "Employee" means an employee of the Company who is recommended by the Chief Executive Officer of the Company, and is approved by the Committee for participation in the Plan, or is included in the Plan under administrative guidelines adopted by the Committee.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Executive Officers" shall mean an executive officer as set forth in Section 162(m) of the Code or any other executive officer designated by the Committee for purposes of exempting distributions under the Plan from Section 162(m)(3) of the Code.

  "Final Award" means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of such Plan Year.

  "Financial" shall mean the corporate financial performance of the Company and its subsidiaries.

  "Non-financial" shall mean the non-financial performance of a specified segment of the Company's operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, organizational unit, division or other such segmentation.

  "Participant" means an Employee who is participating in the Plan pursuant to
Section 4.

  "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

  "Plan" means the PanAmSat Corporation Annual Incentive Plan 2000, as amended from time to time.

  "Plan Year" means the Company's fiscal year, commencing on each January 1 and ending on December 31.

  "Retirement" means a termination of employment by a Participant on or after the date on which such Participant attains age sixty-two; provided, however, that on the date of such termination, the Company does not have grounds to terminate the Participant's employment for Cause.

  "Target Incentive Award" means the award to be paid to a Participant when performance measures are achieved, as established by the Committee.

SECTION 3. ADMINISTRATION

  The Plan shall be administered by the Committee. Except with respect to the matters which under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

  The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company. Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of or on behalf of the Committee shall not be liable for any determination or anything done or omitted to be done in good faith by him or by any other member of the

Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

  Subject to the limitations set forth in the Plan, the Committee shall: (i) select from the Employees of the Company, those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon all parties.

SECTION 4. ELIGIBILITY AND PARTICIPATION

  4.1 Eligibility. Each Employee (as defined in Section 2 herein) who is recommended by the Chief Executive Officer of the Company to participate in the Plan, and who is approved by the Committee, or is included in the Plan under administrative guidelines adopted by the Committee, shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of
Section 7 herein.

  4.2 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year, as soon as practicable.

  4.3 Partial Plan Year Participation. Except as provided in Section 9, in the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee's Final Award shall be based on the Base Salary earned as an eligible Employee, providing that the Employee has participated in the Plan for at least three months.

  4.4 No Right to Participate. No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, despite having participated in the Plan during a prior Plan Year.

SECTION 5. AWARD DETERMINATION

  5.1 Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before 25% of the relevant performance period has elapsed.

  Except as provided in Section 9, the performance goals may include, without limitation, any combination of Financial, Non-financial and individual performance goals. Performance measures and their relative weight may vary by job classification. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the amount of the Final Award. Except as provided in
Section 9, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

  The Committee also may establish one or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

  The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

  5.2 Award Opportunities. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in
Section 9, in the event a Participant changes job levels during a Plan Year, the Participant's Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

  5.3 Adjustment of Performance Goals. Except as provided in Section 9, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.

  5.4 Final Award Determinations. At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 9, each individual award shall be based upon (i) the Participant's Target Incentive Award percentage, multiplied by his Base Salary, (ii) the satisfaction of Financial, Non-financial and individual performance, and (iii) the satisfaction of individual performance (if applicable). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Financial, Non-financial, and individual performance goals.

  5.5 Limitations. The amount payable to a Participant for any calendar year shall not exceed $3,000,000.

SECTION 6. PAYMENT OF FINAL AWARDS

  6.1 Form and Timing of Payment. As soon as practicable after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant's incentive award for the relevant period. Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single cash payment, as soon as practicable after the end of each Plan Year, after the Committee, in its sole discretion, has certified in writing that the specified performance goals were achieved.

  6.2 Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant.

  6.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7. TERMINATION OF EMPLOYMENT

  7.1 Termination of Employment Due to Death, Disability, Retirement, or Transfer to an Affiliate Not Included in the Plan. In the event a Participant's employment is terminated by reason of death, Disability, Retirement, or transfer to an affiliated company not participating in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such termination only. The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the requirements of Disability have been satisfied.

  The Final Award thus determined shall be payable as soon as practicable following the end of the Plan Year in which employment termination occurred, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

  7.2 Termination of Employment for Other Reasons. In the event a Participant's employment is terminated for any reason other than death, Disability, Retirement or transfer to an affiliated company not participating in the Plan (of which the Committee shall be the sole judge), all of the Participant's rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

SECTION 8. RIGHTS OF PARTICIPANTS

  8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

  8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. EXECUTIVE OFFICERS

  9.1 Applicability. The provisions of this Section 9 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control.

  9.2 No Partial Plan Year Participation. An Executive Officer who becomes eligible after the beginning of a Plan Year may participate in the Plan for the succeeding Plan Year.

  9.3 Award Determination. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year. Performance goals to be used shall be chosen from among any combination of the Financial and Non-financial performance goals set forth in Schedule A and such individual performance goals as established by the Committee. The Committee may select one or more of the performance goals specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

  At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant's Target Incentive Award multiplied by his Base Salary, and (ii) Financial, Non-financial and individual performance (if applicable).

  Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Financial, Non-financial and individual performance goals.

  9.4 Non-adjustment of Performance Goals. Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Non-financial segment (if applicable) does not achieve at least minimum performance goals.

  9.5 Discretionary Adjustments. The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

  9.6 Possible Modification. If, on advice of the Company's tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Section 2, 4.3, 5.1, 5.2, 5.3 or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 9, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 9.

SECTION 10. CHANGE OF CONTROL

  10.1 Change of Control. In the event of a Change of Control of the Company, as defined below, a Participant who is an Employee as of the date of the Change of Control shall be entitled to, for the Plan Year in which the Change of Control occurs, the greater of:

    (a) The Final Award determined using:

      (i) the Participant's actual Base Salary rate in effect on the date of the Change of Control;

      (ii) the Participant's Target Incentive Award percentage; and

      (iii) the results of actual Financial, Non-financial and individual performance goals to the date of the Change of Control; or

    (b) the Participant's Target Incentive Award times his actual Base Salary rate in effect on the date of the Change of Control.

  The Committee, as constituted immediately prior to the Change of Control, shall determine how actual Financial, Non-financial, and individual performance goals should be measured for purposes of the Final Award calculation in Section 10.1(a). The Committee's determination shall be conclusive and final and binding on all parties.

  Final Awards shall be payable in cash to the Participant as soon as administratively practicable, but no later than thirty (30) days following a Change of Control.

  10.2 Definition of a Change of Control. A "Change of Control" shall be defined as a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, anything in this Plan to the contrary notwithstanding, a Change of Control shall be deemed to have occurred if:

    (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a Person is or becomes the "Beneficial Owner", directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company, but shall not include any such acquisition by the Hughes Electronics Corp. or any employee benefit plan of the Company;

    (b) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

    (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Business Combination"), in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own directly or indirectly, more than 50% of the combined voting power of the Company or other corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the voting securities of the Company; or

    (d) all or substantially all of the assets of the Company are sold, liquidated or distributed.

SECTION 11. AMENDMENT AND MODIFICATION

  The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she has already earned and is otherwise entitled.

SECTION 12. MISCELLANEOUS

  12.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

  12.2 Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local income and employment taxes required by law to be withheld with respect to such payments.

  12.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

  12.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  12.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

  12.6 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                                   SCHEDULE A


                         Financial Performance Measures
--------------------------------------------------------------------------------

 Earnings before interest, taxes,            Cash value added
 depreciation, and amortization
-------------------------------------------------------------------------------
 Return on investment                        Economic value added
-------------------------------------------------------------------------------
 Return on net assets                        Earnings before interest and taxes
-------------------------------------------------------------------------------
 Return on invested capital                  Profit before taxes
-------------------------------------------------------------------------------
 Return on equity                            Net operating profit after taxes
-------------------------------------------------------------------------------
 Backlog--value of leases under contract     Profit margin
 before operation
-------------------------------------------------------------------------------
 Cash-flow return on investment              Revenue growth



                       Non-Financial Performance Measures
--------------------------------------------------------------------------------
 Expense management
--------------------------------------------------------------------------------
 Customer satisfaction
--------------------------------------------------------------------------------
 Quality
--------------------------------------------------------------------------------
 Human resources management
--------------------------------------------------------------------------------
 Development and execution of strategic initiatives

                                                                      1396-PS-00

PANAMSAT CORPORATION

                        2000 ANNUAL MEETING
                        OF STOCKHOLDERS

                        The St. Regis Hotel
                        Two East 55th Street
                        New York, New York
                        Thursday, June 1, 2000
                        9:00 a.m.

-------------------------------------------------------------------------------
                                  DETACH HERE

                                     PROXY

                             PanAmSat Corporation

                         PROXY/VOTING INSTRUCTION CARD


Proxy Solicited on Behalf of the Board of Directors of PanAmSat Corporation for
                      the Annual Meeting on June 1, 2000


        The undersigned hereby constitutes and appoints James W. Cuminale and Kenneth N. Heintz and each of them, true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of PanAmSat Corporation held of record by the undersigned on April 3, 2000, at the Annual Meeting of Stockholders to be held at The St. Regis Hotel at Two East 55th Street in New York, New York, on Thursday, June 1, 2000, at 9:00 a.m. (local time) and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

        You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.
                                   -------------------------

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

PANAMSAT CORPORATION


Your vote is important to us!

Please follow these steps to ensure that your proxy is properly executed and returned in time to be counted:

1. Mark your vote for Proposals 1 through 4 in one of the three boxes for each Proposal.

2. Sign below in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

3. Tear off at perforation and mail the completed card with a signature(s) in the enclosed reply envelope to:

                             PanAmSat Corporation
                             Proxy Services
                             Boston EquiServe
                             P.O. Box 9381
                             Boston, MA 02205-9381


PA923A                             DETACH HERE

    Please mark
[X] votes as in
    this example.

This proxy when properly executed will be voted in the manner directed by you. If no direction is made, this proxy will be voted FOR each of the Proposals. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

-------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR each of the Proposals.
-------------------------------------------------------------------------------

1. Election of Directors.
   Nominees:
   Ms. Austin, and Messrs. Smith, Costello, Hightower, Hoak, Kahn (R. Douglas), Kahn (Stephen), Shaw and Wright

         FOR               WITHHELD
         ALL    [ ]    [ ] FROM ALL
       NOMINEES            NOMINEES
   [ ] ______________________________________
       For all nominees except as noted above

                                                         FOR    AGAINST  ABSTAIN
2. Ratification of selection of Deloitte &
   Touche LLP as independent public                      [ ]      [ ]      [ ]
   accountants for 2000.

3. Approval of the Amended and
   Restated PanAmSat Corporation                         [ ]      [ ]      [ ]
   Long-Term Stock Incentive Plan.

4. Approval of the PanAmSat Corporation
   2000 Annual Incentive Plan.                           [ ]      [ ]      [ ]


                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


Signature: _______________ Date: _____ Signature: _______________ Date: _____